                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 10)*

                                 STEPAN COMPANY
                       ----------------------------------
                                (Name of Issuer)

                          5 1/2% Convertible Preferred
                       ----------------------------------
                         (Title of Class of Securities)

                                   858586-20-9
                       ----------------------------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement. [_] (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO. 858586-20-9                  13G                    PAGE 2 OF 4 PAGES
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      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          MARY LOUISE WEHMAN
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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
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      SEC USE ONLY
 3

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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
          U.S.A.
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                                    SOLE VOTING POWER
      NUMBER OF            5

        SHARES                        89,684
                           -----------------------------------------------------
     BENEFICIALLY                   SHARED VOTING POWER
                           6
       OWNED BY
                           -----------------------------------------------------
         EACH                       SOLE DISPOSITIVE POWER
                           7
       REPORTING                      89,684

        PERSON             -----------------------------------------------------
                                    SHARED DISPOSITIVE POWER
         WITH              8

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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
           89,684

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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10

                                                                    [_]
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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
           15.3%

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      TYPE OF REPORTING PERSON*
12
           INDIVIDUAL

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Item 1(a)      Name of issuer:
               Stepan Company

Item 1(b)      Address of issuer's principal executive offices:
               22 West Frontage Road
               Northfield, Illinois 60093

Item 2(a)      Name of person filing:
               See Item 1 of cover page

Item 2(b)      Address of principal business office or, if none, residence:
               Stepan Company
               22 West Frontage Road
               Northfield, Illinois 60093

Item 2(c)      Citizenship:
               See item 4 of cover page

Item 2(d)      Title of class of securities:
               5 1/2 percent Convertible Preferred

Item 2(e)      CUSIP number:
               858586-20-9

Item 3         Ownership
               (a)  Amount beneficially owned:
                    See Item 9 of cover page

               (b)  Percent of Class:
                    See Item 11 of cover page

               (c)  Number of shares as to which such person has:

                    (i)    Sole power to vote or direct the vote
                           See Item 5 of cover page

                    (ii) Shares power to vote or direct the vote - See Item 6 of cover page

                    (iii) Sole power to dispose or direct the disposition of See Item 7 of cover page

                    (iv)   Shares power to dispose or direct the disposition of:
                           See Item 8 of cover page

Item 5         Ownership of five percent or less of a class:
               Not applicable

Item 6         Ownership of more than five percent on behalf of another person:
               Not applicable

Item 7 Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company:
               Not applicable

Item 8      Identification and classification of members of the group.
            Not applicable

Item 9      Notice of dissolution of group:
            Not applicable

Item 10     Certification:
            Not applicable

Signature - After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 12, 2003                                         /s/ Mary Louise Wehman
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Dated                                                     Signature

                                                          Mary Louise Wehman
                                                          ----------------------
                                                          Name